Exhibit 10.48

Grant No.:_____

CUBESMART
2007 EQUITY INCENTIVE PLAN
(As Amended and Restated, Effective June 1, 2016)

RESTRICTED SHARE UNIT AGREEMENT

This is a Restricted Share Unit Award (the “Award”) from CubeSmart, a Maryland real estate investment trust (the “Company”) to the individual named below (the “Grantee”), subject to the vesting conditions set forth in the attachment.  Upon the vesting of the Restricted Share Units (“RSU”) under this Award, the Company will deliver one common share of beneficial interest, $.01 par value (a “Share”), of the Company to the Grantee for each vested RSU.  Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

Grant Date:
Name of Grantee:
Number of RSUs Covered by Award:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

G
Grantee:
Name:

Company:
	Name:	Christopher P. Marr
President and Chief Executive Officer

This is not a share certificate or a negotiable instrument.

CUBESMART
2007 EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT GRANT AGREEMENT

RSUs/ Nontransferability

This Grant is an award of RSUs in the number of RSUs set forth on the cover sheet subject to the vesting conditions described below. Your RSUs, whether vested or unvested, may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.

Issuance; Vesting; and Deferral

The Company will maintain a record of this grant and issue any Shares within thirty (30) days following the date the RSUs vest, unless Grantee has elected to defer the issuance of any Shares pursuant to a Company-sponsored deferral plan in compliance with applicable rules and regulations of the United States Internal Revenue Service (the “Deferral Plan”).

Your right to the issuance of Shares under this Agreement vests as to one-third (1/3) of the total number of RSUs covered by this grant, as shown on the cover sheet, on each of the first three anniversaries of the Grant Date provided you then continue in service on the applicable vesting dates and subject to any deferral elections made by Grantee pursuant to the Deferral Plan.

Other than pursuant to the terms of this Agreement, no additional RSUs will vest after your service has terminated for any reason unless otherwise provided in a severance plan adopted by the Company in which you are eligible to participate or as determined by the Committee.

Dividend Equivalents

On each of the Company’s cash dividend payment dates occurring after the Grant Date and prior to the date your RSUs are fully paid in accordance with this Agreement, the Company will pay to you an amount, per RSU held on the record date for determining the shareholders of the Company entitled to receive the cash dividend on its outstanding Shares, equal to the amount of the cash dividend declared and paid in respect of one Share.

Change in Control

If upon a Change in Control, the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) (the “Surviving Corporation”) and your unvested RSUs under this Agreement are not assumed by, or replaced with a comparable award by, the Surviving Corporation, your unvested RSUs under this Agreement will become fully vested upon such Change in Control.

Termination in Connection with Change in Control

If (i) the Company is not the Surviving Corporation in a Change in Control, (ii) your unvested RSUs were assumed by, or replaced with a comparable award by, the Surviving Corporation, and (iii) your service terminates without Cause upon or within 12 months following a Change in Control (“Change in Control Termination”), your unvested RSUs will become fully vested as of your date of termination.  For purposes of this Agreement, the term “Cause” shall have the meanings assigned to such term in any applicable Company severance plan in which you are an eligible employee, or in the absence of such a severance plan, then it shall have the meanings assigned to such term in the Plan.

Termination by Death or Disability

If your service terminates because of your death or Disability, then your unvested RSUs will become fully vested as of your date of termination.  For purposes of this Agreement, the term “Disability” shall have the meanings assigned to such term in any applicable Company severance plan in which you are an eligible employee, or in the absence of such a severance plan, then it shall have the meanings assigned to such term in the Plan.

Forfeiture of Unvested RSUs

Except as provided in this Agreement, in the event that your service terminates for any reason other than death or Disability or you have a Change in Control Termination, you will forfeit to the Company all of the RSUs subject to this grant that have not yet vested.

Recoupment Policy

If it is determined by the Board that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any RSUs delivered to you pursuant to this Agreement or to effect the cancellation of unvested RSUs.  In addition, you agree that you will be subject to any compensation clawback and recoupment policies that may be applicable to you as an employee of the Company, as in effect from time to time and as approved by the Board, whether or not approved before or after the Grant Date.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the issuance of Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the issuing of Shares arising from this grant, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) withhold Shares otherwise payable to you pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  Furthermore, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate your service with the Company at any time, with or without Cause.

No Impact on Other Benefits	The value of your RSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
Shareholder Rights

You do not have any of the rights of a shareholder with respect to the RSUs unless and until the Shares relating to the RSUs vest and are paid to you.  You do not have the right to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of RSUs covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your RSUs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Successors and Assigns

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

The Plan

The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other grants in the future. Future grants, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your service with the Company.

The text of the Plan is incorporated in this Agreement by reference. Except as otherwise noted, capitalized terms used in this Agreement, and not otherwise defined in this Agreement, have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the award of RSUs under this Agreement. Any prior agreements, commitments or negotiations concerning the award of RSUs under this Agreement are superseded.

Notices

Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

Interpretation

Any dispute regarding the interpretation of this Agreement shall be submitted by you or the Company to the Compensation Committee of the Company’s Board of Trustees for review. The resolution of such dispute by the Compensation Committee shall be final and binding on you and the Company.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.